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                                                                        EX. 99.3

                       [COASTCAST CORPORATION LETTERHEAD]


                                 _________, 2000


Dear Coastcast Corporation Shareholder:

     I am writing to inform you of important actions recently taken by your Board of Directors.

     Over the past few years, Coastcast Corporation has accumulated a significant amount of cash that has not been reserved for any specific business purpose. The Board of Directors discussed whether these funds should be used to repurchase shares of Coastcast Corporation stock in the market, among other things, or whether there might be some other use of the funds that would be of greater benefit to Coastcast Corporation's stockholders. After careful consideration, the Board of Directors determined that declaring an extraordinary cash dividend and distributing a large portion of the excess cash would be in the best interest of Coastcast Corporation's stockholders, and would still leave the company with adequate cash reserves to satisfy its business needs and to accomplish its current goals for the reasonably foreseeable future.

     Consequently, at a meeting of the Board on October 27, 2000, the Board approved a special dividend of $5.00 per share to be paid on January 9, 2001 to stockholders of record on December 19, 2000. In connection with the $5.00 per share special dividend, Coastcast Corporation has been advised by the New York Stock Exchange that the shares will not trade ex-dividend until January 10, 2001, the day after the distribution date. THEREFORE, YOU SHOULD CONSULT YOUR BROKER REGARDING THE CONSEQUENCES OF SELLING YOUR SHARES PRIOR TO JANUARY 10, 2001.

     At the October 27 meeting, the Board also approved the adoption of a new dividend policy pursuant to which Coastcast will distribute excess cash to stockholders in regular quarterly dividends. The amount of dividends will depend upon results of operations and the needs of the business. Currently it is expected that the first quarterly dividend will be paid in May 2001 and that the initial quarterly dividend rate will be $0.26 per share.

     At the same meeting, the Board of Directors also adopted a Shareholder Rights Plan intended to strengthen the Board's ability to act on behalf of stockholders in connection with any potential takeover. A summary of the Shareholder Rights Plan is enclosed for your information. NO ACTION ON YOUR
PART IS REQUIRED AT THIS TIME. YOU WILL BE NOTIFIED IF THE RIGHTS ARE EVER TRIGGERED AND BECOME EXERCISABLE.

     The Stockholder Rights Plan is similar to other plans which have been adopted and are in effect at approximately 2400 other United States corporations. We believe they have shown their value in helping to maximize stockholder values.

     We appreciate your continuing support.



                                      Sincerely,



                                      HANS H. BUEHLER

                                      Chief Executive Officer


Enclosure

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